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                                   Exhibit 5.1

                                    ---------
                               Opinion of Counsel

                      [FOLEY, HOAG & ELIOT LLP LETTERHEAD]



                                November 24, 1997



Progress Software Corporation
14 Oak Park
Bedford, MA 01730

Ladies and Gentlemen:

      We have acted as counsel for Progress Software Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 31,504 shares (the "Shares") of the Company's common stock, $.01 par value ("Common Stock"), issuable under options currently issued and outstanding pursuant to the AppBuilder Corporation 1996 Stock Plan (the "Plan"), which options were assumed by the Company in connection with the acquisition by the Company of Apptivity Corporation, a California corporation ("Apptivity").

      In arriving at the opinions expressed below, we have examined and relied on the following documents:

      (i)      the Registration Statement;

      (ii)     the Plan;

      (iii) the Restated Articles of Organization of the Company, as amended as of the date hereof;

      (iv)     the By-Laws of the Company, as amended as of the date hereof;

      (v) the Agreement and Plan of Merger among the Company, Apptivity and certain other




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               parties pursuant to which the options under the Plan were assumed by the Company; and

      (vi) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

      We express no opinion other than as to the laws of The Commonwealth of Massachusetts.

      Based upon the foregoing, we are of the opinion that the Company has the corporate power necessary for the issuance of the Shares under the Plan, as contemplated by the Registration Statement. The Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the respective exercise prices therefor as described in the awards relating thereto and the Plan, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                      Very truly yours,

                                      FOLEY, HOAG & ELIOT LLP


                                      By /s/ Robert W. Sweet, Jr.
                                         --------------------------------
                                         A Partner